EX. 99.28(h)(10)(iv)

JNL/AQR Managed Futures Strategy Fund Ltd.

Amendment to
Administration Agreement
between
JNL/AQR Managed Futures Strategy Fund Ltd.
and
Jackson National Asset Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company (“Administrator”), and JNL/AQR Managed Futures Strategy Fund Ltd., an exempt company organized under the Companies law of the Cayman Islands (“Company”), and a wholly-owned subsidiary of JNL/AQR Managed Futures Strategy Fund, a series of JNL Series Trust (“Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended.

Whereas, the Administrator and the Company entered into an Administration Agreement effective June 10, 2011, as amended by amendment effective as of June 8, 2012, and July 1, 2013 (as amended, “Agreement”), whereby the Administrator agreed to provide certain administrative services to Company.

Whereas, the parties have agreed to amend Section 15 entitled “Term of Agreement”.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Section 15 of the Agreement is hereby deleted in its entirety and replaced with the following:

15.  Term Of Agreement

The term of this Agreement shall begin on the date first above written and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through June 30, 2012.  Thereafter, in each case this Agreement shall continue in effect with respect to the Company through September 30th of each successive year, subject to the termination provisions and all other terms and conditions hereof; provided, such continuance is approved at least annually by vote or written consent of the Directors, and provided further, that neither party has terminated the Agreement in accordance with Section 17.  The Administrator shall furnish the Company, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

In Witness Whereof, the Administrator and the Company have caused this Amendment to be executed on the 30th day of June, 2014 and effective as of June 4, 2014.

JNL/AQR Managed Futures Strategy Fund Ltd.		Jackson National Asset Management, LLC

By:	/s/Kelly L. Crosser	By:	/s/Mark D. Nerud
Name:	Kelly L. Crosser	Name:	Mark D. Nerud
Title:	Assistant Secretary	Title:	President and CEO